8x8 Receives NASDAQ Notification Related to Minimum Bid Price

SANTA CLARA, Calif., -- August 25, 2006, -- 8x8, Inc. (NASDAQ:EGHT), provider of Packet8 broadband Voice over Internet Protocol (VoIP) and videophone communications services, today announced that it received written notice on August 24, 2006 from The NASDAQ Stock Market, indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Marketplace Rule 4320(e)(2)(E)(i), and that the Company will be provided 180 calendar days, or until February 20, 2007, to regain compliance. The notice has no effect on the listing of 8x8's common stock at this time, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol "EGHT".

To regain compliance, the Company's common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within that stated 180 day period.

If the Company is not in compliance with the Rule by February 20, 2007, the Company may be afforded a second 180 calendar day grace period provided it satisfies the NASDAQ Capital Market initial listing criteria (except for the bid price requirement), as set forth in Marketplace Rule 4320(e).

If 8x8 does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, the Company's common stock will be subject to delisting from the NASDAQ Capital Market. 8x8 would then be entitled to appeal the NASDAQ Staff's determination to a NASDAQ Listing Qualifications Panel, and request a hearing.

About 8x8, Inc.

8x8, Inc. offers the Packet8 (http://www.packet8.net/) VoIP (voice over internet protocol) telephone and videophone communications service and the Packet8 Virtual Office service. For additional company information, visit 8x8's web site at http://www.8x8.com/.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to the listing status of 8x8 securities on the NASDAQ Capital Market. Investors are cautioned that these statements involve risks and uncertainties, and actual results could be materially different from those discussed in this news release. These risks include the risk that 8x8 may not be able to maintain its stock listing on the NASDAQ Capital Market. Further information on factors that could affect the actual results of 8x8, Inc. are included in 8x8, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. 8x8 does not assume any obligation to revise or update any forward-looking statements contained in this press release that become untrue because of subsequent events.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo, Packet8 Softalk and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

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MEDIA RELATIONS CONTACT::

Joan Citelli
JCitelli@8x8.com
(408) 687-4320